UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

July 14, 2006

Date of Report (date of earliest event reported)

RAINING DATA CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-16449	94-3046892
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

25A Technology Drive
Irvine, California

(Address of principal executive offices)

(949) 442-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)             As noted in the Form 8-K filed on June 30, 2006, the management of Raining Data Corporation (the “Company”), in consultation with its Board of Directors and Audit Committee, determined that previously issued financial statements for fiscal years 2003 through 2005 and the related interim periods should not be relied upon.

As noted in the Form 8-K filed on June 30, 2006, the Company discovered during the course of the annual audit for fiscal year 2006 ended March 31, 2006, that a correction of an error was required for prior periods related to the Company’s adoption of SFAS No. 142 “Goodwill and Other Intangible Assets” on April 1, 2002. Prior to adoption of SFAS No. 142, the Company had recorded a deferred tax liability related to an assembled workforce intangible asset resulting from the acquisition of PickAx in December 2000. Upon adoption of SFAS No. 142, this deferred tax liability should have been reclassified to goodwill. Had the deferred tax liability been reclassified to goodwill, it would have created a need to increase our valuation allowance for deferred tax assets by approximately $450,000 during the first quarter of fiscal year 2003, with a corresponding charge to income tax expense. Therefore, our net loss reported for the first quarter of fiscal year 2003 was understated by approximately $450,000.

In the process of determining the amount of the error related to the Company’s adoption of SFAS No. 142, the Company reviewed its income tax provision and discovered that certain foreign subsidiaries had not accounted for the utilization of net operating loss tax carryforwards (“NOLs”) resulting from the acquisition of PickAx in December 2000 in accordance with U.S. generally accepted accounting principals (“U.S. GAAP”). For financial reporting purposes, the Company’s foreign subsidiaries used the acquired NOLs to offset taxable income directly and did not record income tax expense. However, U.S. GAAP requires that acquired NOLs be first used to reduce goodwill and other acquired long-term assets before being used to offset income tax expense.

We are currently in the process of determining the amount of the error on our historical consolidated financial statements. To the extent currently known to us based upon our review to date, we preliminarily believe that had the acquired NOLs been accounted for in accordance with U.S. GAAP, it would have created a need to record income tax expense of approximately $180,000, $80,000, and $45,000 for fiscal years 2005, 2004, and 2003, respectively, with a corresponding reduction to goodwill. Consequently, we preliminarily believe that our net loss reported for fiscal years 2005, 2004, and 2003, is understated by approximately $180,000, $80,000, and $45,000, respectively, for this error.

As a result of the errors described above, we preliminarily believe that goodwill, total assets, and stockholders’ equity have been overstated and accumulated deficit has been understated in our consolidated balance sheet for the respective amounts and periods noted above.

For tax reporting purposes, the Company is allowed to utilize the acquired NOLs to offset income taxes. As such, the error does not impact our cash position for the respective periods noted above.

The Company is in the process of determining the exact adjustment amounts, and has concluded that it could not prepare the financial statements required to be included in the Form 10-KSB for the fiscal year ended March 31, 2006 within the fifteen calendar day period extension prescribed by the Company’s filing of Form 12b-25 on June 30, 2006 without unreasonable effort or expense.

The Company’s management and Audit Committee have discussed the conclusions disclosed in this Form 8-K with its independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 14, 2006	RAINING DATA CORPORATION

	By:	/s/ THOMAS LIM
Thomas Lim
Chief Financial Officer